Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ShoulderUp technology acquisition corp.,

CID Holdco, Inc.,

SHOULDERUP MERGER SUB, INC.,

SEI Merger Sub, inc.,

and

SEE ID, INC.

Dated as of March 18, 2024

i

Table of Contents

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Table of Contents

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Exhibits

EXHIBIT A	Amended and Restated Certificate of Incorporation of the SPAC Surviving Corporation

EXHIBIT B	Holdings Amended and Restated Certificate of Incorporation

EXHIBIT C	Amended and Restated Articles of Incorporation of the Company Surviving Corporation

EXHIBIT D	Stockholder Support Agreement

EXHIBIT E	Sponsor Support Agreement

EXHIBIT F	Registration Rights and Lock-Up Agreement

EXHIBIT G	Sponsor Letter Agreement

SCHEDULE 3.1(a)	Company Convertible Instruments Conversion

SCHEDULE 6.2	Conduct of Business by ShoulderUp, Holdings and the Merger Subs Pending the Mergers

SCHEDULE 7.3	Key Company Stockholders

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of March 18, 2024 (as may be further amended, restated or amended and restated from time to time, this “Agreement”), is made by and among ShoulderUp Technology Acquisition Corp., a Delaware corporation (“ShoulderUp”), CID Holdco, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“SEI Merger Sub” and together with ShoulderUp Merger Sub, the “Merger Subs”) and SEE ID, Inc., a Nevada corporation (collectively with any predecessor entities, the “Company”). Each of ShoulderUp, Holdings, ShoulderUp Merger Sub, SEI Merger Sub, and the Company is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties.”

WHEREAS ShoulderUp is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS Holdings is a newly incorporated Delaware corporation that is owned 100% by ShoulderUp;

WHEREAS ShoulderUp Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);

WHEREAS, SEI Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Chapter 78 and Chapter 92A of the Nevada Revised Statutes (the “Nevada Act”), (i) ShoulderUp Merger Sub will merge with and into ShoulderUp, with ShoulderUp continuing as the surviving entity (the “SPAC Merger”), and with the security holders of ShoulderUp receiving substantially equivalent securities of Holdings, and (ii) SEI Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”; the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the shareholders of the Company receiving shares of Holdings Common Stock;

WHEREAS, as a result of the Mergers, ShoulderUp and the Company will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on a nationally-recognized stock exchange;

WHEREAS, ShoulderUp, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit D (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, ShoulderUp and the Sponsor (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit E (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor and its affiliates will vote their shares of ShoulderUp Common Stock and Class B common stock of ShoulderUp in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, as a condition to the Closing, ShoulderUp and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit F (“Registration Rights and Lock-Up Agreement”);

WHEREAS, as a condition to the Closing, the Sponsor and certain stockholders of ShoulderUp shall enter into that certain Letter Agreement, among ShoulderUp, the Sponsor and each of the executive officers and directors of ShoulderUp substantially in the form attached hereto as Exhibit G, (the “Sponsor Letter Agreement”), to provide certain transfer restriction and vesting terms on the holders of ShoulderUp Common Stock;

WHEREAS, as a condition to Closing, certain investors may enter into equity or debt financing arrangements (whether through a private placement of equity, convertible debt instruments, backstop arrangements or otherwise) with ShoulderUp or Holdings, in exchange for the financing amount set forth in the applicable documents (such debt or equity financing hereinafter referred to as the “PIPE Financing”) subject to the Closing occurring;

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the DGCL and the Nevada Act; and

WHEREAS, for United States federal and applicable state and local income tax purposes, it is intended that each of the Mergers shall qualify as a transfer to a controlled corporation subject to Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options to the extent that Company Options are exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Merger Consideration” means a number of shares of Holdings Common Stock equal to (for clarity, expressed as a number and not a dollar amount) the quotient of (i) the Aggregate Merger Consideration Value divided by (ii) ShoulderUp Share Value.

“Aggregate Merger Consideration Value” means $130,000,000.00.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a person or the possession, as a director, manager, officer or equivalent position or by Contract or otherwise, of the authority to direct the management and policies of a person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Holdings, ShoulderUp, ShoulderUp Merger Sub, SEI Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention of Combating Bribery of Foreign Officials in International Business Transactions.

“A&R ShoulderUp Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of ShoulderUp, dated November 17, 2023.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or the State of Nevada.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or leased and used or held for use in the conduct of the Company Business.

“Cash and Cash Equivalents” means the unrestricted cash and cash equivalents of the Company as of the Effective Time, adjusted in accordance with GAAP for (a) all checks and drafts deposited for the account of the Company or in the possession of the Company as of the specified time, (b) pending electronic funds transfers for the account of the Company or for the account of any payee of the Company, (c) cash or bank account overdrafts, and (d) all “cut” but uncashed checks issued by or to the Company that are outstanding as of the Closing Date. For the avoidance of doubt, Cash and Cash Equivalents may be a negative number.

“Company Change of Control Payment(s)” means any success, change of control, retention, transaction bonus or other similar payment or amount that the Company is required to pay to any current or former officer, director or employee of the Company or any affiliate of the Company (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Mergers or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Agreements followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company is a party or by which any of its assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Mergers or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Agreements. The Company Change of Control Payments shall not in the aggregate exceed $1,000,000.

“Company Business” means the business of the Company as currently conducted as of the date hereof.

“Company Articles of Incorporation” means the articles of incorporation of the Company dated December 8, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Closing Cash” means, as of immediately prior to the Effective Time, the sum of the Cash and Cash Equivalents of the Company.

“Company Closing Debt” means all Company Debt as of immediately prior to the Effective Time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Convertible Notes” means each of the convertible notes by and between the Company and the noteholder named therein, whether outstanding as of the date hereof or to be issued after the date hereof and before the Closing, as amended.

“Company Board” means the board of directors of the Company.

“Company Debt” means the sum of the following obligations and liabilities of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (c) all guarantees of the debt of other persons; (d) all liabilities in respect of bankers’ acceptances; (e) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business); (f) leases required to be capitalized under GAAP; and (g) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing; provided, however, that each of the foregoing amounts shall only include such obligations or liabilities of: the Company that have been partially or entirely acquired by the Company as of immediately prior to the Effective Time, and shall not include any PIPE Financing.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise that is outstanding prior to the Effective Time.

“Company Equityholders” means, collectively, the holders of Company Common Stock, and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Equity Plan” means the Company 2021 Equity Incentive Plan, dated January 4, 2021, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Company Common Stock.

“Company Fully Diluted Common Stock” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, (and, for the avoidance of doubt, following the Company Convertible Instruments Conversion) plus (b) aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of Company Options that are outstanding as of immediately prior to the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company SAFEs” means each of the Simple Agreement for Future Equity by and between the Company and the purchaser named therein, whether outstanding as of the date hereof or to be issued after the date hereof and before the Closing, as amended.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company; or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or would be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) the commencement or continuation of acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, epidemic, pandemic, disease outbreak, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required or allowed by this Agreement or any Ancillary Agreement, (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which ShoulderUp has requested or to which it has consented or which actions are contemplated by this Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (ix) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether granted under a Company Equity Plan or otherwise.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company.

“Confidential Information” means any confidential or proprietary information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or ShoulderUp or its subsidiaries (as applicable) that is not already generally available to the public.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent (as defined in Section 7.3(a)).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Contract” shall mean any contract, mortgage, deed of trust, bond, indenture, lease, license, sublicense, note, franchise, option, warrant, right or other obligation or agreement, whether written or oral.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar ownership interest in any person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Ratio” means the quotient (for clarity, expressed as a ratio) of (a) the Aggregate Merger Consideration divided by (b) the Company Fully Diluted Common Stock.

“Fraud” means intentional misrepresentation or intentional omission of a material fact with regard to any representation or warranty contained in this Agreement (as modified by the Company Disclosure Schedule or the ShoulderUp Disclosure Schedules, as applicable) or certificate delivered or in connection with this Agreement that constitutes common law fraud under Delaware Law.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, regulatory body, bureau, branch, authority, official, agency or instrumentality of the United States of America or any other nation or any political subdivision of any such Governmental Authority, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any official of any of the foregoing.

“Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Company with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto by which the Company has agreed to provide goods or services (including one or more licenses) to such Governmental Authority, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Authority, prime contractor or upper-tier subcontractor.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdings Common Stock” means the common stock of Holdings, par value $0.0001 per share.

“Holdings Organizational Documents” means the certificate of incorporation and bylaws of Holdings, as amended, modified or supplemented from time to time.

“Holdings Warrants” means warrants to purchase shares of Holdings Common Stock, with each warrant exercisable for one share of Holdings Common Stock at an exercise price of $11.50.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.3.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the Edmund Nabrotzky and Charles Maddox and the knowledge each such person could reasonably be expected to obtain in the course of diligently performing his or her duties for the Company, and in the case of ShoulderUp, the actual knowledge of Phyllis W. Newhouse and Rashaun Williams after due inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificates of incorporation and bylaws of ShoulderUp Merger Sub and SEI Merger Sub, as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Owned Real Property” means (a) the land owned by the Company (collectively, the “Land”), together with the Company’s right, title and interest in and to all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); and (b) all right, title and interest of the Company, if any, in and to (i) any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; (ii) all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and (iii) all rights of ingress and egress to and from the Land.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means any and all permits, licenses, registrations, variances, waivers, consents, exemptions, authorizations and approvals from any Governmental Authority that are required to conduct the business of Company in the manner conducted by it as of immediately prior to the Closing, in each case, that are issued or enforced by a Governmental Authority.

“Permitted Financing” means the issuance of equity or debt securities, or instruments convertible into equity securities, of the Company in an amount not to exceed 33% of the Company’s outstanding common stock, giving effect to such issuance, not including in connection with a PIPE Financing.

“Permitted Liens” means: (a) imperfections of title, easements, encumbrances, Liens or restrictions, whether or not of record, that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; (i) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by any applicable Laws; (j) any obligations imposed on ShoulderUp, Holdings and/or the Merger Subs under this Agreement; and (k) any and all restrictions and/or requirements imposed on the ownership, sale, transfer, pledge, holding, voting or other use and/or disposition, of securities arising under applicable securities Laws.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Protected Health Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the A&R ShoulderUp Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, voting together as a single class.

“ShoulderUp Common Stock” means Class A common stock of ShoulderUp, par value $0.0001 per share.

“ShoulderUp Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Holdings, ShoulderUp or the Merger Subs; or (b) would prevent, materially delay or materially impede the performance by ShoulderUp, Holdings or the Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a ShoulderUp Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) any change or proposed changes in or change in the interpretation in accounting or reporting principles, requirements or other considerations for Special Purpose Acquisition Companies promulgated by the SEC; (iii) events or conditions generally affecting the industries or geographic areas in which Holdings or ShoulderUp operates; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (v) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vii) any actions taken or not taken by either ShoulderUp, Holdings or the Merger Subs as required by this Agreement or any Ancillary Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Holdings, ShoulderUp or the Merger Subs are disproportionately affected thereby as compared with other participants in the industry in which ShoulderUp operates.

“ShoulderUp Organizational Documents” means the A&R ShoulderUp Certificate of Incorporation, bylaws of ShoulderUp, ShoulderUp Warrant Agreement, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“ShoulderUp Share Redemption” means the election of an eligible (as determined in accordance with the ShoulderUp Organizational Documents) holder of shares of ShoulderUp Common Stock to redeem all or a portion of the shares of ShoulderUp Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable, and up to $100,000 to pay dissolution expenses) (as determined in accordance with the ShoulderUp Organizational Documents) in connection with the ShoulderUp Proposals.

“ShoulderUp Share Value” means $10.00.

“ShoulderUp Stockholders’ Approval” means the approval of the ShoulderUp Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of ShoulderUp Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a stockholder meeting duly called by the SPAC Board and held for such purpose.

“ShoulderUp Units” means one share of ShoulderUp Common Stock and one ShoulderUp Warrant.

“ShoulderUp Warrants” means warrants to purchase shares of ShoulderUp Common Stock, with each warrant exercisable for one share of ShoulderUp Common Stock at an exercise price of $11.50.

“ShoulderUp Warrant Agreement” means the Warrant Agreement, dated as of November 16, 2021, by and between ShoulderUp and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as may be amended or modified.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means ShoulderUp Technology Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, ShoulderUp or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any return or report (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by ShoulderUp, Holdings, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).

Section 1.2 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2024 Balance Sheet	§4.8(b)
Action	§4.10
Acquisition Transaction	§7.5
Agreement	Preamble
Allocation Schedule	§3.7(a)
Allocation Schedule Principles	§3.7(a)
Antitrust Laws	§7.13(a)
Blue Sky Laws	§4.5(b)
Board Submission	§4.20
Certificate of Merger	§2.2(a)
Certificates	§3.3(b)
Closing	§2.2(b)
Closing Date	§2.2(b)
Code	§3.3(h)
Company	Preamble
Company Certificate of Merger	§2.2(a)
Company Consents	§8.1(e)
Company Convertible Instruments	§3.1(a)
Company Convertible Instruments Conversion	§3.1(a)
Company Disclosure Schedule	Article IV
Company Financial Statements	§4.8(b)
Company Merger	Recitals
Company Permits	§4.6(a)
Company Stockholder Approval	§4.20
Company Surviving Corporation	§2.1(b)
Confidentiality Agreement	§7.4(b)
Continuing Employees	§7.6(b)
Contribution	§4.14(e)
Contributor	§4.14(e)
Data Security Requirements	§4.14(i)
DGCL	Recitals
Dissenter’s Rights Notice	§3.3(b)
Dissenting Shares	§3.6(a)
Effect	§1.1
Effective Time	§2.2(a)
Environmental Permits	§4.16

Defined Term	Location of Definition
Equity Plan	§7.6(a)
ERISA	§4.11(a)
ERISA Affiliate	§4.11(c)
Estimated Closing Statement	§3.7(b)
Exchange Act	§4.24
Exchange Agent	§3.3(a)
Exchange Fund	§3.3(a)
Exclusivity Period	§7.5
FAR	§4.23(h)
GAAP	§1.1
Health Plan	§4.11(k)
Holdings	Preamble
Holdings Amended and Restated Certificate of Incorporation	§2.4(c)
Improvements	§1.1
Initial Post-Closing PUBCO Directors	§2.5(b)
Interim Monthly Balance Sheet	§7.14(b)
Interim Monthly Financial Statements	§7.14(b)
IRS	§4.11(b)
Land	§1.1
Law	§4.5(a)
Law Firm	§10.11
Lease	§4.13(b)
Lease Documents	§4.13(b)
Letter of Transmittal	§3.3(b)
Material Contracts	§4.17(a)
Merger Certificates	§2.2(a)
Merger Sub Board	Recitals
Merger Subs	Preamble
Mergers	Recitals
Minimum Proceeds	§8.3(f)
Nevada Act	Recitals
NV Articles of Merger	§2.2(a)
OFAC	§4.18(b)
Outside Date	§9.1(b)
Outstanding Company Transaction Expenses	§3.5(a)
Outstanding ShoulderUp Transaction Expenses	§3.5(b)
PCAOB Financial Statements	§7.14(a)
Per Share Merger Consideration	§3.2(a)
PIPE Financing	Recitals
Plans	§4.11(a)
PPACA	§4.11(k)
Prior Financial Statements	§4.8(a)

Defined Term	Location of Definition
Program Requirements	§4.14(i)
Proxy Statement	§7.1(a)
PUBCO Board	§2.5(b)
Purchaser Organizational Documents	§5.3(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§7.1(a)
Released Claims	§6.3
Remedies Exceptions	§4.4
Representatives	§7.4(a)
Retained Claims	§6.3
Rollover Option	§3.8(a)
SEC	§5.10(a)
Securities Act	§5.10(a)
SEI Merger Sub	Preamble
SEI Merger Sub Common Stock	§5.3(d)
ShoulderUp	Preamble
ShoulderUp Board	Recitals
ShoulderUp Equity Securities	§5.3(a)
ShoulderUp Disclosure Schedule	Article V
ShoulderUp Financial Statements	§5.6(c)
ShoulderUp Liabilities	§5.10(c)
ShoulderUp Merger Sub	Preamble
ShoulderUp Merger Sub Common Stock	§5.3(c)5.3(b)
ShoulderUp Permits	§5.9(a)
ShoulderUp Preferred Stock	§5.3(a)
ShoulderUp Proposals	§7.2(a)
ShoulderUp SEC Reports	§5.10(a)
ShoulderUp Stockholders’ Meeting	§7.1(a)
SPAC Certificate of Merger	§2.2(a)
SPAC Merger	Recitals
SPAC Surviving Corporation	§2.1(a)
Sponsor Letter Agreement	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Subsequent Financial Statements	§4.8(b)
Super 8-K	§7.14(a)
Terminating Company Breach	§9.1(f)
Terminating ShoulderUp Breach	§9.1(g)
Trust Account	§5.18
Trust Agreement	§5.18
Trust Fund	§5.18
Trustee	§5.18
WARN Act	§4.12(c)
Written Consent	§7.3

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
AGREEMENT AND PLAN OF MERGER

Section 2.1 The Mergers.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, ShoulderUp Merger Sub shall be merged with and into ShoulderUp. As a result of the SPAC Merger, the separate corporate existence of ShoulderUp Merger Sub shall cease, and ShoulderUp shall continue as the surviving corporation of the SPAC Merger and wholly-owned subsidiary of Holdings (the “SPAC Surviving Corporation”).

(b) Company Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the Nevada Act, at the Effective Time, SEI Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of SEI Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Company Merger and wholly-owned subsidiary of Holdings (the “Company Surviving Corporation”).

Section 2.2 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall (i) cause the SPAC Merger to be consummated by filing a certificate of merger (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by ShoulderUp and ShoulderUp Merger Sub, (ii) cause the Company Merger to be consummated by filing (a) an articles of merger (the “NV Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by law, and executed in accordance with, the relevant provisions of the Nevada Act and mutually agreed by the Company and SEI Merger Sub and (iii) cause the filing of a certificate of merger (the “Company Certificate of Merger” and together with the SPAC Certificate of Merger and NV Articles of Merger, the “Merger Certificates”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Company and SEI Merger Sub. The Mergers shall be consummated and become effective simultaneously at 12:01 a.m. on the Closing Date or at such other time as may be agreed by the applicable Parties in writing and specified in the Merger Certificates (the “Effective Time”).

(b) Immediately prior to such filing of the Merger Certificates in accordance with Section 2.2(a), a closing (the “Closing”) shall take place electronically through the exchange of documents and release of signatures via email (or other electronic medium), or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of the DGCL and the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of ShoulderUp and ShoulderUp Merger Sub shall vest in the SPAC Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of ShoulderUp and ShoulderUp Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Corporation and (ii) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and SEI Merger Sub shall vest in the Company Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and SEI Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Corporation.

Section 2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of ShoulderUp Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the SPAC Surviving Corporation, except that references therein to ShoulderUp Merger Sub shall be treated as references to the SPAC Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, ShoulderUp shall cause the certificate of incorporation of the SPAC Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit A.

(b) At the Effective Time, the bylaws of ShoulderUp Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the SPAC Surviving Corporation, except that references therein to ShoulderUp Merger Sub shall be treated as references to the SPAC Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the SPAC Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Holdings shall amend and restate, effective as of the Effective Time, the Holdings Certificate of Incorporation to be as set forth on Exhibit B (the “Holdings Amended and Restated Certificate of Incorporation”) and the Holdings bylaws to be as set forth on Exhibit B-2 (the “Holdings Amended and Restated Bylaws”).

(d) At the Effective Time, the Company shall cause the articles of incorporation of the Company Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit C, by attaching as an exhibit the amended and restated articles of incorporation of the Company Surviving Corporation to the NV Articles of Merger filed with the Secretary of State of the State of Nevada.

(e) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Company Surviving Corporation, until thereafter amended as provided by the Nevada Act, the articles of incorporation of the Company Surviving Corporation and such bylaws, as applicable.

Section 2.5 Directors and Officers.

(a) At the Effective Time, the directors of the SPAC Surviving Corporation and the Company Surviving Corporation and the officers of the SPAC Surviving Corporation and Company Surviving Corporation shall be six (6) individuals elected by the Company (and after the Effective Time, elected by the Key Company Stockholders) and one (1) individual elected by ShoulderUp, each to hold office in accordance with the articles of incorporation and bylaws of the SPAC Surviving Corporation or Company Surviving Corporation, as applicable.

(b) The Parties shall cause the board of directors of Holdings (the “PUBCO Board”) and the officers of Holdings as of immediately following the Effective Time to be comprised of six (6) individuals elected by the Company (and after the Effective Time, elected by the Key Company Stockholders) and one (1) individual elected by ShoulderUp (such individuals comprising the PUBCO Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing PUBCO Directors”), each to hold office in accordance with the Holdings Amended and Restated Certificate of Incorporation and the bylaws of Holdings. Three (3) of the individuals elected by the Company and one (1) individual elected by ShoulderUp shall meet the NASDAQ requirements of independence.

Section 2.6 PIPE Financing. The PIPE Financing shall close as of Closing.

Article III
EFFECTS OF THE MERGERS

Section 3.1 Pre-Closing Conversions.

(a) Convertible Instruments. The Company shall take all actions necessary to cause each Company SAFE and each Company Convertible Note (collectively, the “Company Convertible Instruments”) that is outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock pursuant to the terms of such Company Convertible Instrument (the “Company Convertible Instruments Conversion”), each as set forth on Schedule 3.1(a) attached hereto. All of the Company Convertible Instruments so converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of a Company Convertible Instrument shall thereafter cease to have any rights with respect to such Company Convertible Instrument.

Section 3.2 Conversion of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of ShoulderUp, Holdings, the Merger Subs, the Company or the holders of any of the following securities:

(a) As consideration for the Company Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Instruments Conversion) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(b) Except for Dissenting Shares, each share of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of SEI Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Company Surviving Corporation.

(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Merger Consideration issuable to any person pursuant to Section 3.2(a) shall be calculated on an aggregate basis with respect to all shares of Company Common Stock held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of Holdings Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded up to a whole share of Holdings Common Stock.

(e) SPAC Merger.

(1) Immediately prior to the Effective Time, every issued and outstanding ShoulderUp Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of ShoulderUp Common Stock and one ShoulderUp Warrant in accordance with the terms of the applicable ShoulderUp Unit, and such underlying ShoulderUp securities shall be converted in accordance with the applicable terms of this Section 3.2(e).

(2) At the Effective Time, each issued and outstanding share of ShoulderUp Common Stock (including those described in Section 3.2(e)(1)) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of ShoulderUp Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of ShoulderUp Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of ShoulderUp Common Stock shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock upon the surrender of such certificate in accordance with Section 3.3.

(3) At the Effective Time, each issued and outstanding ShoulderUp Warrant shall be converted into one Holdings Warrant of like tenor. The ShoulderUp Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the ShoulderUp Warrant Agreement, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares ShoulderUp Common Stock, provided, however; that the holders of each such ShoulderUp Warrant shall deliver a duly executed counterpart to a Lock-Up Agreement with Holdings and Company, effective as of the Effective Time. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Warrants.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. On or before the Closing Date, ShoulderUp shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by ShoulderUp and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of ShoulderUp Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of ShoulderUp Common Stock, and any dividends or distributions with respect thereto (pursuant to Section 3.3(c)), being hereinafter referred to as the “Exchange Fund”). ShoulderUp shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, but in no event later than three (3) days after the Effective Time, ShoulderUp shall use commercially reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.2: (i) a letter of transmittal, which shall be in a form reasonably acceptable to ShoulderUp and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates; and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal; and (ii) a notice of dissenter’s rights (prepared in accordance with Section 92A.430 of the Nevada Act) (the “Dissenter’s Rights Notice”), and such notice shall set the date by which the Company must receive a demand for payment on the date which shall be thirty (30) days after the date the notice is delivered to such holder of Company Common Stock. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and ShoulderUp shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.2(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.2(a).

(c) Distributions with Respect to Unexchanged Shares of ShoulderUp Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.3(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Holdings shall pay or cause to be paid to the holder of the certificates representing shares of Holdings Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Holdings Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdings Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Holdings, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.3 or those holding Dissenting Shares shall thereafter look only to Holdings for the Per Share Merger Consideration to the extent permitted by applicable Law. Subject to dissenter’s rights and applicable Law, any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdings free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, ShoulderUp, Holdings or Company Surviving Corporation shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.3.

(h) Withholding Rights. Each of the Company Surviving Corporation and Holdings shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law; provided that the applicable withholding agent shall use commercially reasonable efforts to provide written notice at least three (3) days prior to deducting and withholding any amounts and shall reasonably cooperate with the applicable payee to mitigate or eliminate such deduction or withholding. To the extent that amounts are so withheld by the Company Surviving Corporation or Holdings, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Company Surviving Corporation or Holdings, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and approval by the Company, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.2(a).

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.2(a).

Section 3.5 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to ShoulderUp and Holdings a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred at or prior to Closing and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions, which may not exceed in the aggregate $2,000,000 (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, ShoulderUp and Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, ShoulderUp and Holdings shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of ShoulderUp, Holdings or the Merger Subs for outside counsel, agents, advisors, consultants, experts, brokers, financial advisors and other service providers engaged by or on behalf of ShoulderUp, Holdings or the Merger Subs in connection with the Transactions (including the PIPE Financing), ShoulderUp’s initial public offering, or otherwise in connection with ShoulderUp’s operations and that remain unpaid (together with written invoices and wire transfer instructions for the payment thereof), which may not exceed in the aggregate $5,000,000 (collectively, the “Outstanding ShoulderUp Transaction Expenses”). On the Closing Date, ShoulderUp and Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding ShoulderUp Transaction Expenses.

Section 3.6 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under Nevada Act, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have properly demanded in writing the payment of fair value (as defined in Section 92A.320 of the Nevada Act) for such Company Common Stock in accordance with Sections 92A.300 through 92A.500 of the Nevada Act and otherwise complied with all of the provisions of the Nevada Act relevant to the exercise and perfection of dissenters’ rights (each, a “Dissenting Share,” and collectively, the “Dissenting Shares”), to the extent that such rights were not otherwise waived by such stockholder of the Company, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration until such time as all rights and remedies are exercised or waived pursuant to Chapter 92A of the Nevada Act and, in any event, such stockholder of the Company shall be entitled to only such rights as are granted by the Nevada Act. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenter’s rights under Sections 92A.300 through 92A.500 of the Nevada Act, shall thereupon be deemed to have been converted its shares of Company Common Stock into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock and execution and delivery of a Letter of Transmittal, and such share of Company Capital Stock will no longer be a Dissenting Share. ShoulderUp shall comply (and following Closing, cause the Company to comply) in all respects with the applicable provisions of Section 92A.300 through 92A.500 of the Nevada Act.

(b) Prior to the Closing, the Company shall give ShoulderUp and Holdings (i) prompt notice of any demands for payment received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment under Sections 92A.300 through 92A.500 of the Nevada Act. The Company shall not, except with the prior written consent of ShoulderUp and Holdings (which consent may be by email and shall not be unreasonably delayed or withheld), make any payment with respect to any demands for payment or settle any such demands.

Section 3.7 Closing Calculations.

(a) Allocation Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to ShoulderUp and Holdings an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of shares of Company Common Stock held by each Company stockholder (including the number of shares of Company Common Stock immediately prior to the Closing), the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (ii) in the case of the Company Options, the exercise price and, if applicable, the exercise date, (iii) the portion of the Aggregate Merger Consideration allocated to each Company Option pursuant to Section 3.8(a) and the portion of the Aggregate Merger Consideration allocated to each share of Company Common Stock pursuant to Section 3.2(a), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including the Exchange Ratio), (iv) the exercise price of each Rollover Option (as defined below) at the Effective Time, and (v) a certification, duly executed by an authorized officer of the Company, that, to his or her knowledge and solely in his or her capacity as an officer of the Company (and without any personal liability), the information and calculations delivered pursuant to clauses (i), (ii), (iii) and (iv) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the Allocation Schedule Principles (as defined below). The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with the applicable provisions of this Agreement, the organizational documents of the Company, and applicable Laws, in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option (collectively, the “Allocation Schedule Principles”). The Company will review any comments to the Allocation Schedule provided by ShoulderUp or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by ShoulderUp or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) in no event shall the aggregate number of Holdings shares set forth on the Allocation Schedule that are allocated in respect of the Company Common Stock, Company Options (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Merger Consideration and (y) ShoulderUp, Holdings, ShoulderUp Merger Sub and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent agreement, as applicable.

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to ShoulderUp a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (i) Company Closing Cash, (ii) Company Closing Debt, and (iii) the Company Fully Diluted Common Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to ShoulderUp at any time prior to 12:01 a.m. New York time on the Closing Date. Following the delivery of the Estimated Closing Statement, if ShoulderUp has any objection to any amounts included in the Estimated Closing Statement, ShoulderUp and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to ShoulderUp a statement certified by an executive officer of the Company setting forth the Aggregate Merger Consideration that will be payable to each holder of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as ShoulderUp may reasonably request of the Company.

Section 3.8 Treatment of Company Options.

(a) At the Effective Time, by virtue of the Company Merger and without any action of any party or any other person (but subject to, in the case of the Company, Section 3.8(c)), each Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Holdings and converted into an option to purchase a number of Holdings Common Stock (such option, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except (I) as provided above in this Section 3.8(a), or (II) as to terms (1) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option), or (2) such other immaterial administrative or ministerial changes as the Holdings Board may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

(b) As of immediately prior to the Effective Time, all Company Equity Plans shall terminate; provided that Rollover Options shall continue to be governed by the terms of the Company Equity Plan under which the Rollover Option was granted subject to the adjustments in Section 3.8(a).

(c) At or prior to the Effective Time, the Parties and their respective boards of directors, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the treatment of the Company Options pursuant to this Section 3.8. Prior to the Closing, the Company shall take, or cause to be taken, all other reasonably necessary or appropriate actions under the Company Equity Plans, under the underlying grant, award or similar agreement, and otherwise to give effect to the provisions of this Section 3.8.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement, as updated on the Closing Date (the “Company Disclosure Schedule”), the Company hereby represents and warrants to ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals does not constitute a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.1(a) of the Company Disclosure Schedule is a true and complete list of the jurisdiction of incorporation of the Company and each jurisdiction in which the Company is qualified or licensed as a foreign corporation to do business in such jurisdiction.

(b) Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not have any subsidiaries.

Section 4.2 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to ShoulderUp, Holdings and the Merger Subs a complete and correct copy of the Company Articles of Incorporation and the bylaws, as amended, modified or supplemented to date. Such Company Articles of Incorporation and bylaws are in full force and effect. The Company is not in material violation of any of the provisions of the Company Articles of Incorporation, bylaws or equivalent organizational documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and no shares of preferred stock.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof, and (ii) the identity of the persons that are the record owners thereof. Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, the Company does not have any issued and outstanding Equity Securities. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.5 (i.e., the value of the Aggregate Merger Consideration allocated to each Company Option (determined by reference to, for the avoidance of doubt, the ShoulderUp Share Value) is in excess of the exercise (or similar) price applicable to such Company Option).

(c) The Equity Securities of the Company (i) were not issued in violation of the organizational documents of the Company, or in violation of any other Contract to which the Company is party or bound, in each case, in any material respect, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any person, and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clauses (ii) and (iii), in all material respects. Except for the Company Options and Company Convertible Instruments set forth on Section 4.3(a) of the Company Disclosure Schedule, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(d) Except as set forth on Section 4.3(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other person.

(e) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(f) Section 4.3(f) of the Company Disclosure Schedule sets forth a list of all Company Change of Control Payments as of the date of this Agreement.

(g) Section 4.3(g) of the Company Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of (i) with respect to each Company Option, (1) the date of grant, (2) exercise price, (3) any applicable expiration (or similar) date, (4) any applicable vesting schedule (including acceleration provisions) and (5) whether such Company Option is an Incentive Stock Option, (ii) with respect to each Company Convertible Note, the exercise (or similar) price, and (iii) with respect to each Company SAFE, the applicable discount.

(h) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, the Options and Company Convertible Instruments, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(i) Each offer and sale, redemption, and repurchase of Equity Securities, including all convertible notes, options, warrants and other rights to purchase or acquire Equity Securities, was in material compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

Section 4.4 Authority Relative to this Agreement. Subject to receiving the Company Stockholder Approval, the Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Subject to receiving the Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and Nevada Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by ShoulderUp, Holdings and the Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.5(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Articles of Incorporation or bylaws, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) except for Company Change of Control Payments, trigger any “change of control” or other similar provision contained in, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract or any Permit, except, with respect to clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement.

Section 4.6 Permits; Compliance.

(a) The Company is in possession of all material Permits that are required for the Company to own, lease, and operate its properties or to conduct the business of the Company in the manner currently conducted by the Company (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not in default, breach or violation of, any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, and since April 1, 2021, has been, in compliance in all material respects with all Laws applicable to the Company. The Company has not received any written notice from any Governmental Authority of a violation of any Law applicable to the Company at any time since April 1, 2021, which violation would be material to the Company.

(c) Since April 1, 2021, and except where the failure to be, or to have been in compliance with such Laws would not, individually or in the aggregate, be material to the Company, (i) there has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative, or sales intermediary of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) the Company has not been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subject to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) the Company has not received any written notice from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(d) The Company has timely filed all material reports, registrations, and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority since January 1, 2023, and has paid all material fees and assessments due and payable in connection therewith.

Section 4.7 Information Privacy and Security Compliance.

(a) Since April 1, 2021, to the knowledge of the Company, the collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information by the Company materially complies with, and has not materially violated, (i) any applicable Material Contract, (ii) any applicable Law, including Privacy/Data Security Laws, (iii) any person’s right of publicity, or (iv) any published privacy policy of the Company, then in effect. The Company has posted in accordance with Privacy/Data Security Laws a privacy policy governing its use of Personal Information on its websites and has materially complied at all times with such privacy policy.

(b) Since April 1, 2021, to the knowledge of the Company, the Company has maintained commercially reasonable security measures to protect the confidentiality, integrity and availability of Personal Information and non-public information in its possession or control, including maintaining privacy notices, policies and procedures relating to data privacy and security, and any risk assessments or certification reports received by the Company related to data privacy and security. The Company has provided training about compliance with Privacy/Data Security Laws to all employees with access to Personal Information.

(c) Since April 1, 2021, to the knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any Personal Information or other non-public information maintained by the Company and the Company has not been legally required to provide notice to any individuals, customers, third parties, or any Governmental Authority, nor has the Company provided any such notice relating to any unauthorized access to or use of Personal Information or other non-public information.

(d) Since April 1, 2021, to the knowledge of the Company, there have been no material security breaches in the information technology systems used by the Company, and to the Company’s knowledge, all software owned by the Company is free from any material software defect, and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(e) To the knowledge of the Company, no owner of the Company is under investigation by any Governmental Authority for a violation of any Privacy/Data Security Laws; (i) the Company has not received any written notices from the Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations; and (ii) to the Company’s knowledge, no representative of the Company has acted in a manner that would trigger a notification or reporting requirement under any business associate agreement to which it is a party, any Contract, or any Privacy/Data Security Laws related to the collection, use, disclosure, or security of Personal Information.

(f) Since April 1, 2021, the Company has materially complied with all applicable Material Contracts and all Privacy/Data Security Laws.

(g) The Company has performed a security risk assessment as required under any other Privacy/Data Security Law, as applicable (the “Security Risk Assessment”). The Company has addressed and remediated or has a plan to address and remediate all threats and deficiencies identified in the applicable Security Risk Assessment.

Section 4.8 Financial Statements.

(a) The Company has made available to ShoulderUp and Holdings true and complete copies of the unaudited balance sheets and the related unaudited statements of operations and cash flows (or equivalent financial statements, as applicable) for the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Prior Financial Statements”) of the Company, which are attached as Section 4.8(b) of the Company Disclosure Schedule. Each of the Prior Financial Statements of the Company (including the notes thereto) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject, in the case of unaudited financial statements, to the absence of notes. No financial statements of any person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company has made available to ShoulderUp and Holdings a true and complete copy of the unaudited balance sheet of the Company for the portion of the current fiscal year ended January 31, 2024 (the “2024 Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such period then ended, which are attached as Section 4.8(b) of the Company Disclosure Schedule (such financial statements, including the 2024 Balance Sheet, the “Subsequent Financial Statements,” and collectively with the Prior Financial Statements, the “Company Financial Statements”). Such Subsequent Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes. When delivered by the Company for inclusion in the Proxy Statement or Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.14 of this Agreement, the PCAOB Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as and to the extent set forth on the Company Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2024 Balance Sheet, (ii) obligations for future performance under any Contract or (iii) liabilities and obligations which would not reasonably be expected to result in a Company Material Adverse Effect.

(d) The Company has in place disclosure controls and procedures designed to reasonably ensure that material information relating to the Company is made known to the management of the Company by others within the Company, including (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since April 1, 2021 (i) the Company has not nor, to the Company’s knowledge, has any director, officer, employee, auditor, accountant or Representative of the Company, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company, has harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company reflected on the Company Financial Statements or arising after the date of the 2024 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to a reasonable allowance for bad debts. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for orders in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2024 Balance Sheet, the Company has not modified or changed in any material respect its sales practices or methods.

(g) All accounts payable of the Company reflected on the Company Financial Statements or arising after the date of the 2024 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2024 Balance Sheet, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.9 Absence of Certain Changes or Events. Since the date of the 2024 Balance Sheet, except as otherwise reflected in the Company Financial Statements, or except as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

Section 4.10 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment, severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to ShoulderUp and Holdings, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company does not have any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company is not, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance, termination, pay in lieu of notice or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) Except as may be nonmaterial and included in an employment, severance or similar Contract, none of the Plans provides, nor does the Company have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been within the past six (6) years administered in compliance with its terms and, in all respects, in compliance with the requirements of all applicable Laws including, without limitation, and to the extent applicable, ERISA and the Code. The Company has performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company. The Company does not maintain, administer or have any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company has complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

Section 4.12 Labor and Employment Matters.

(a) All employment and consulting Contracts to which the Company is a party, and with respect to which the Company has any obligation have been made available to ShoulderUp and Holdings. Section 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) 2023 target commission, bonus or other incentive based compensation; and (vii) accrued paid time off. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees, which Actions would be material to the Company, taken as a whole; (ii) the Company is not, nor has it been since April 1, 2021, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) since April 1, 2021, there has not been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company.

(c) The Company is and for the past three (3) years has been in compliance in all respects with all applicable Laws and Contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state, local or foreign Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in material liability for the Company, (i) all current and former employees of the Company are properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state and foreign wage and hour Laws; and (ii) all current and former independent contractors and temporary workers of the Company are properly classified under applicable Law. Within the past three (3) years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company under the WARN Act or similar state, local or foreign Laws.

Section 4.13 Real Property; Title to Assets.

(a) The Company has no Owned Real Property.

(b) Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to ShoulderUp and Holdings. Except as otherwise set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other Contracts granting to, and the Company is not a party to any lease, sublease, concession or other Contract granting to the Company, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company has not leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no Contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, Company Software, and any Business Systems owned or purported to be owned by the Company that would have a replacement cost of more than $25,000; and (iii) all Contracts to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $25,000). The Company IP specified in Section 4.14(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company IP. Immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. No loss or expiration of any of the Company-Owned IP, or to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. The Company has not disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the Company’s knowledge, no other person, including any employee or former employee of Company has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(e) Except as disclosed on Section 4.14(e) of the Company Disclosure Schedule, all persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have executed valid, written agreements with the Company, substantially in the form made available to the Merger Subs, Holdings or ShoulderUp, and pursuant to which such persons have irrevocably assigned to the Company all of their entire right, title, and interest in and to any Contribution, without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company: (A) is in violation of any term or covenant of any agreement with any other person by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company, or is using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) has developed any Intellectual Property for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) The Company is not or, to the Company’s knowledge, is any other person in material breach or in material default of any agreement specified in Sections 4.14(a)(iii), 4.14(e) or 4.14(k) of the Company Disclosure Schedule.

(g) All use and distribution of Open-Source Materials by or through the Company is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. The Company has not incorporated any copyleft materials into any Company Software or otherwise used any copyleft materials, in each case, in a manner that requires the Company Software or Company-Owned IP to be subject to Copyleft Licenses.

(h) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company has purchased a sufficient number of seat licenses for their Business Systems.

(i) To the knowledge of the Company, the Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company is bound, and (iv) all Program Requirements and Contractual commitments that the Company has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company has implemented and maintained, and has required third parties that process Personal Information or Confidential Information for or on behalf of the Company to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). The Company has not inserted, and to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since April 1, 2021, the Company has not (x) to the Company’s knowledge, experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems or Product components including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. The Company has not engaged in the sale of Personal information. The Company has valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(j) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Merger Subs, Holdings or ShoulderUp from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. To the knowledge of the Company, no employee, officer, director, or agent of the Company has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(k) Except as disclosed on Section 4.14(k) of the Company Disclosure Schedule, all current officers, management employees, technical and professional employees, consultants and independent contractors of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, consultants or independent contractors of the Company are in breach of any such obligations to the Company.

(l) No funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

(m) The Company is not, nor has it ever been, a member or promoter of, or Contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

(n) No person or entity other than the Company has or has had possession of any source code for any Company Software and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

Section 4.15 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns or any material Taxes that the Company is otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to the Company, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) The Company is not a party to, nor is it bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such Contract, arrangement or commitment other than a Contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with information reporting requirements related thereto.

(e) Section 4.15(e) of the Company Disclosure Schedule lists all service providers of the Company who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). None of the Company or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan or Contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(f) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(g) The Company does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (but excluding Contracts the primary purpose of which do not relate to Taxes), or otherwise.

(h) The Company (i) does not have any request for a ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(i) The Company has made available to ShoulderUp and Holdings true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company for Tax years 2020, 2021 and 2022.

(j) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax Liens upon any assets of the Company except for Permitted Liens.

(n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company: (A) is not, nor has been, a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is not, nor has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) The Company is, and has at all times been, treated as a corporation for all U.S. federal (and applicable state and local) Tax purposes.

Section 4.16 Environmental Matters. (a) The Company is not in material violation of applicable Environmental Law; (b) to the Company’s knowledge, none of the properties currently or formerly leased by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company has not received written notice from any Governmental Authority that it is currently or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances and, to the Company’s knowledge, the Company is not, in any material respect, liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company has not received written notice from any Governmental Authority that it is currently the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions, and (f) the Company has not received written notice from any Governmental Authority that it is in material violation of any of its Environmental Permits and, to the Company’s knowledge, the Company is in material compliance with its Environmental Permits.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company is a party (such Contracts as are required to be set forth in Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(1) each Contract with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;

(2) each Contract with suppliers to the Company for expenditures paid or payable by the Company of more than $50,000, in the aggregate, over any 12-month period;

(3) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party require annual payments of $50,000 or more by the Company;

(4) all management and employment Contracts (excluding at-will Contracts for employment that do not contain any severance, notice or change of control provisions) and all Contracts with natural person consultants and independent contractors that cannot be terminated with less than 30 days’ prior notice, in either case to which the Company is a party;

(5) all Contracts evidencing indebtedness for borrowed money in an amount greater than $25,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company;

(6) all partnership Contracts, joint venture or other similar Contracts;

(7) all Contracts with any Governmental Authority to which the Company is a party, other than any Company Permits;

(8) all Contracts that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(9) all Contracts that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses;

(10) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(11) all Contracts involving use of any Company-Licensed IP required to be listed in Section 4.14(a) of the Company Disclosure Schedule;

(12) Contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to ShoulderUp and Holdings; and

(13) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to ShoulderUp and Holdings true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.18 International Trade Laws.

(a) The Company is in compliance in material respects with all International Trade Laws applicable to it, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company has obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect, except in each case as would not constitute a Company Material Adverse Effect; (ii) the Company is in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or, to the Company’s knowledge, threatened in writing against the Company with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company has processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) Except as would not constitute a Company Material Adverse Effect, neither the Company nor, to the Company’s knowledge, any director of or officer of any of the Company, or, to the Company’s actual knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other person in connection with any sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five years.

Section 4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums thereto have been paid; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the actual knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.20 Board Submission; Vote Required. The Company Board, by unanimous written consent, has submitted, without recommendation, to the stockholders of the Company this Agreement and the Company Merger, and submitted this Agreement and the Company Merger for consideration by the Company’s stockholders (the “Board Submission”). The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and the Company Merger and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and the Company Merger and approve the Transactions.

Section 4.21 Certain Business Practices. Since January 1, 2015, none of the Company, or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or the Company’s predecessors has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anti-Corruption Laws. The Company has adopted and maintain adequate policies, procedures, and controls to ensure that the Company has complied and is in compliance with all applicable anti-bribery or Anti-Corruption Laws.

Section 4.22 Interested Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Schedule, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, 5% or greater equityholder or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any Contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company has not, since April 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.23 Government Contracts.

(a) Section 4.23(a) of the Company Disclosure Schedule hereto lists and identifies each Government Contract held by the Company on which final payment has not been made (each, a “Company Government Contract”), identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) the Company’s internal project code number, (vii) contract type (e.g., firm fixed price, cost reimbursable, time and material), and (viii) contract revenue from inception to the date of the 2024 Balance Sheet (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp and Holdings).

(b) Section 4.23(b) of the Company Disclosure Schedule hereto lists and identifies each outstanding bid, proposal, offer or quotation made by the Company or by a contractor team or joint venture, in which the Company is participating, that, if accepted, would lead to a Government Contract (each, a “Company Bid”), identified by (i) the person to whom such Company Bid was made, (ii) the date submitted, (iii) the subject matter of such Company Bid, (iv) the anticipated award date, (v) the estimated period of performance, (vi) the estimated value based upon such Company Bid and (vii) whether any such Company Bid is dependent, in whole or in part, on the “small business” or other preferred status of the Company under any applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp and Holdings).

(c) To the knowledge of the Company, each Company Government Contract was entered into in the ordinary course of business based upon assumptions that the Company’s management believes to be reasonable. There is no Company Government Contract, for which the most recent estimated total costs of completing as estimated in good faith by the Company indicate that such Government Contract will be completed at a loss (i.e., an estimation by the Company that the Company’s total cost of performance as reasonably calculated by Company will exceed the total payments to the Company by the customer).

(d) Except as set forth on Section 4.23(d) of the Company Disclosure Schedule hereto, to the knowledge of the Company, no Company Government Contract was awarded pursuant to the Small Business Innovative Research program or on the basis of the Company having preferential status (small business, small disadvantaged business, 8(a), woman owned business, etc.).

(e) Section 4.23(e) of the Company Disclosure Schedule hereto lists and separately identifies each teaming agreement to which the Company is a party and that has not terminated or expired (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp). Each such teaming agreement is in full force and effect and is binding on the Company in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, and no such teaming agreement is subject to any oral modifications or amendments. The Company has substantially complied with all material terms and conditions of each such teaming agreement. There exist no disputes arising out of or relating to any such teaming agreement, and to the knowledge of the Company, there are no facts that might give rise to or result in such a dispute.

(f) Section 4.23(f) of the Company Disclosure Schedule hereto lists and separately identifies each material Government Contract to which the Company is a party, that has not terminated or expired and that restricts the Company’s ability to undertake additional business activities, including exclusive teaming agreements (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp and Holdings).

(g) To the knowledge of the Company, (a) each Company Government Contract was legally awarded, and (b) no such Company Government Contract (or, where applicable, the prime contract with the Governmental Authority under which such Company Government Contract was awarded) is the subject of bid or award protest proceedings. To the knowledge of the Company, no facts exist that could give rise to a claim for price adjustment under any Company Government Contract under the Truth in Negotiations Act.

(h) To the knowledge of the Company, the Company has complied in all material respects with all applicable statutory and regulatory requirements pertaining to the Company Government Contracts, including the Buy American Act, the Trade Agreements Act, the Federal Acquisition Regulation (“FAR”), agency FAR supplements, the FAR cost principles, and the Cost Accounting Standards.

(i) To the knowledge of the Company, no principal of the Company has actual knowledge of (i) any credible evidence that the Company or any of its principals, employees, agents, or subcontractors may have committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or of the civil False Claims Act (31 U.S.C. §§ 3729 - 3733) in connection with the award, performance or close out of any Company Government Contract, any Government Contract on which the Company received final payment on or after January 1, 2008, or any subcontract, purchase order or other contract issued by the Company to any subcontractor, supplier, vendor or firm that furnished supplies or services for performance of any Company Government Contract or any such Government Contract or (ii) any credible evidence that the Company or any such subcontractor, supplier, vendor or firm received significant overpayment(s) on any Company Government Contract or any such Government Contract, subcontract, purchase order, or other contract (other than contract financing payments as defined in FAR § 32.001).

(j) To the knowledge of the Company, the Company has complied in all material respects with all material terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Company Government Contracts, whether incorporated expressly, by reference, or by operation of law.

(k) To the knowledge of the Company, all facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company in connection with any Company Government Contracts and its quotations, bids and proposals for Government Contracts were current, accurate, and complete as of the date of their submission. The Company has complied in all material respects with all applicable representations, certifications, and disclosure requirements under all Company Government Contracts and each of its quotations, bids, and proposals for Government Contracts.

Section 4.24 Exchange Act; Investment Company Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.26 Proxy Statement/Registration Statement. None of the information relating to the Company supplied by the Company, or by any other person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the stockholders of ShoulderUp, at the time of the ShoulderUp Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.27 Bank Accounts; Powers of Attorney. Section 4.27 of the Company Disclosure Schedule sets forth a true, correct, and complete list of the names and addresses of all banks in which the Company has depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No person holds a power of attorney to act on behalf of the Company.

Section 4.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to ShoulderUp, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to ShoulderUp, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to ShoulderUp, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF SHOULDERUP, HOLDINGS AND THE MERGER SUBS

Except as set forth on the disclosure schedule delivered by ShoulderUp, Holdings and the Merger Subs in connection with this Agreement (the “ShoulderUp Disclosure Schedule”), in the Annual Report on Form 10-K for the year ended December 31, 2022 or Quarterly Report on Form 10Q for the quarter ending September 30, 2023 filed by ShoulderUp with the SEC (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Annual Report or Quarterly Report filed by ShoulderUp with the SEC, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Annual Report or Quarterly Report filed by ShoulderUp with the SEC will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to This Agreement), Section 5.5 (No Conflict; Required Filings Consents) Section 5.10 (SEC Filings; Financial Statements; Sarbanes-Oxley), Section 5.12 (Absence of Litigation) and Section 5.17 (Brokers), ShoulderUp hereby represents and warrants to the Company both as of the date of this Agreement and the Effective Time, as follows

Section 5.1 Corporate Organization.

(a) Each of ShoulderUp, Holdings and the Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a ShoulderUp Material Adverse Effect.

(b) Holdings and the Merger Subs are the only subsidiaries of ShoulderUp. Except for Holdings and the Merger Subs, ShoulderUp does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Each of the Merger Subs is newly formed corporation organized for purposes of effecting the Mergers. The Merger Subs have conducted no business and have no assets or liabilities other than the contractual rights and obligations related to this Agreement.

Section 5.2 Certificate of Incorporation and Bylaws. Each of ShoulderUp, Holdings and the Merger Subs has prior to the date of this Agreement made available to the Company complete and correct copies of the ShoulderUp Organizational Documents, the Holdings Organizational Documents and the Merger Sub Organizational Documents. The ShoulderUp Organizational Documents, the Holdings Organizational Documents and the Merger Sub Organizational Documents (collectively, the “Purchaser Organizational Documents”) are in full force and effect. Neither ShoulderUp nor any Merger Sub is in violation of any of the provisions of the Purchaser Organizational Documents, respectively.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of ShoulderUp, each with a par value $0.0001 per share, consists of (i) three hundred million (300,000,000) shares of Class A common stock, (ii) twenty million (20,000,000) shares of Class B common stock, and (iii) one million (1,000,000) shares of preferred stock (“ShoulderUp Preferred Stock”). All of the issued and outstanding shares of ShoulderUp Units, ShoulderUp Common Stock and ShoulderUp Warrants (i) have been duly authorized and validly issued, fully paid and nonassessable, (ii) have been issued in compliance in all material respects with applicable securities laws and other applicable Laws, (iii) have not been subject to or issued in breach or violation of any preemptive rights or Contract, (iv) have been issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the ShoulderUp Organizational Documents, and (v) are fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83. Section 5.3(a) of the ShoulderUp Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of the number and class or series (as applicable) of all of the Equity Securities of ShoulderUp issued and outstanding (the “ShoulderUp Equity Securities”). All of the Equity Securities of ShoulderUp are entitled to customary voting rights. There are no shares of ShoulderUp Preferred Stock issued and outstanding. Each ShoulderUp Warrant is exercisable for ½ share of ShoulderUp Common Stock at an exercise price of $11.50 per whole share.

(b) Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of ten thousand (10,000) shares of Holdings Common Stock, of which zero (0) shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and non-assessable, (ii) will have been issued in compliance in all material respects with all applicable securities laws and other applicable Laws, (iii) will not have subject to or been issued in breach or violation of any preemptive rights or Contract, (iv) will have been issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdings Organizational Documents, and (v) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83. All of the Equity Securities of Holdings are entitled to customary voting rights. There are no shares of Holdings Preferred Stock issued and outstanding.

(c) As of the date of this Agreement and immediately prior to the Effective Time, the authorized capital stock of ShoulderUp Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “ShoulderUp Merger Sub Common Stock”). As of the date hereof and immediately prior to the Effective Time, all ten thousand (10,000) shares of ShoulderUp Merger Sub Common Stock are issued and outstanding and owned by Holdings. All outstanding shares of ShoulderUp Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, have been issued and granted in compliance with all applicable securities laws and other applicable Laws, and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities laws and the applicable Merger Sub Organizational Documents.

(d) As of the date of this Agreement and immediately prior to the Effective Time, the authorized capital stock of SEI Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “SEI Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of SEI Merger Sub Common Stock are issued and outstanding. All outstanding shares of SEI Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities laws and the applicable Merger Sub Organizational Documents.

(e) All outstanding ShoulderUp Units, shares of ShoulderUp Common Stock, and ShoulderUp Warrants have been duly authorized, fully paid and are non-assessable, and have been validly issued and granted in compliance with all applicable securities laws and other applicable Laws, are not subject to preemptive rights, and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the ShoulderUp Organizational Documents.

(f) The Per Share Merger Consideration being delivered by ShoulderUp and Holdings hereunder shall be duly authorized and validly issued, fully paid and non-assessable, and each such share or other security and Rollover Option shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the ShoulderUp Organizational Documents and Holdings Organizational Documents. The Per Share Merger Consideration and Rollover Options will be issued and granted in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(g) Except for securities issued by ShoulderUp pursuant to this Agreement, and the ShoulderUp Equity Securities, neither ShoulderUp nor the Merger Subs have issued any Equity Securities, including, without limitation, any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ShoulderUp or the Merger Subs or obligating ShoulderUp or the Merger Subs to issue or sell any shares of capital stock of, or other equity interests in, ShoulderUp. All shares of ShoulderUp Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than those transfer restrictions under applicable securities laws and ShoulderUp’s Organizational Documents. Neither ShoulderUp, nor any Merger Sub nor any subsidiary of ShoulderUp is a party to, or otherwise bound by, and neither ShoulderUp, nor Holdings nor the Merger Subs nor any subsidiary of ShoulderUp has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the lock-up and registration rights disclosed in Section 5.3(g) of the ShoulderUp Disclosure Schedule, neither ShoulderUp nor the Merger Subs is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of ShoulderUp Common Stock, ShoulderUp Common Stock, SEI Common Stock or any of the equity interests or other securities of ShoulderUp or the Merger Subs or any of their subsidiaries. Other than as set forth in the ShoulderUp Organizational Documents and in Section 5.3(g) of the ShoulderUp Disclosure Schedule, there are no outstanding Contractual obligations of ShoulderUp or the Merger Subs to repurchase, redeem or otherwise acquire any shares of ShoulderUp Common Stock. There are no outstanding Contractual obligations of ShoulderUp to make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except for securities issued by Holdings as permitted by this Agreement, the Holdings Equity Securities and the Holdings Warrants, Holdings has not issued any Equity Securities, including, without limitation, any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdings or obligating Holdings to issue or sell any shares of capital stock of, or other equity interests in, Holdings. All shares of Holdings Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than those transfer restrictions under applicable securities laws and Holdings’ Organizational Documents. Neither Holdings nor any subsidiary of Holdings is a party to, or otherwise bound by, and neither Holdings nor any subsidiary of Holdings has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the lock-up and registration rights disclosed in Section 5.3(g) of the ShoulderUp Disclosure Schedule, Holdings is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Holdings Common Stock or any of the equity interests or other securities of Holdings or any of its subsidiaries. Other than as set forth in the Holdings Organizational Documents, there are no outstanding Contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of Holdings Common Stock. There are no outstanding Contractual obligations of Holdings to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.4 Authority Relative to This Agreement. Each of ShoulderUp, Holdings and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of ShoulderUp, Holdings or the Merger Subs and the consummation by each of ShoulderUp, Holdings and the Merger Subs of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of ShoulderUp, Holding or the Merger Subs are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Mergers, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of ShoulderUp Common Stock and by the holders of a majority of the then-outstanding shares of common stock of the Merger Subs, and the filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act, and (b) with respect to the issuance of ShoulderUp Common Stock and the amendment and restatement of the A&R ShoulderUp Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of ShoulderUp Common Stock). This Agreement has been duly and validly executed and delivered by ShoulderUp, Holdings and the Merger Subs and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of ShoulderUp, Holdings and the Merger Subs, enforceable against ShoulderUp, Holdings and the Merger Subs in accordance with its terms subject to the Remedies Exceptions.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of ShoulderUp, Holdings and the Merger Subs do not, and the performance of this Agreement by each of ShoulderUp, Holdings and the Merger Subs will not, (i) conflict with or violate the ShoulderUp Organizational Documents, the Holdings Organizational Documents or the Merger Sub Organizational Documents, (ii) conflict with or violate any Law applicable to each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub or by which any of their property or assets is bound or affected, or (iii) trigger any “change of control” or other similar provision contained in, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract lease, license, permit, franchise or other instrument or obligation to which each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub is a party or by which each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a ShoulderUp Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of ShoulderUp, Holdings and the Merger Subs do not, and the performance of this Agreement by each of ShoulderUp, Holdings and the Merger Subs will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent ShoulderUp, Holdings and the Merger Subs from performing its material obligations under this Agreement.

Section 5.6 Financial Statements.

(a) Each of the financial statements (including the notes thereto) of ShoulderUp for the fiscal years ending December 31, 2021, and December 31, 2022 (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of ShoulderUp as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject, in the case of unaudited financial statements, to the absence of notes. No financial statements other than those of ShoulderUp are required by GAAP to be included in the consolidated financial statements of ShoulderUp.

(b) The financial statements for the quarter ending September 30, 2023 (including the notes thereto) of ShoulderUp (the “Subsequent Financial Statements”) (i) except as set forth on Section 5.6(b) of the ShoulderUp Disclosure Schedule, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of notes and subject to normal and recurring year-end adjustments, none of which are individual or in the aggregate material) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of ShoulderUp as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on Prior Financial Statements of ShoulderUp and Subsequent Financial Statements of ShoulderUp (collectively, the “ShoulderUp Financial Statements”), ShoulderUp does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since September 30, 2023, (ii) obligations for future performance under any Contract or (iii) liabilities and obligations which would not reasonably be expected to result in a ShoulderUp Material Adverse Effect.

(d) To the knowledge of ShoulderUp, Holdings and the Merger Subs, no employee of ShoulderUp, Holdings or the Merger Subs has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of ShoulderUp, Holdings, the Merger Subs or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, any of their officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of ShoulderUp, Holdings or the Merger Subs in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 5.7 Title to Assets. Each of ShoulderUp, Holdings and the Merger Subs has good title to all of its assets, free and clear of any Liens other than Permitted Liens.

Section 5.8 Contracts. All Contracts of each of ShoulderUp, Holdings and the Merger Subs are in full force and effect and binding upon each of ShoulderUp, Holdings and the Merger Subs as applicable, and the other parties thereto. No material default by ShoulderUp, Holdings or the Merger Subs, as applicable, has occurred under any Contract and no material default by any other party has occurred under any Contract. No event has occurred, or fact, circumstance or condition exists that, with the lapse of time, the giving of notice or both, or the happening of any further event or existence of any future fact, circumstance or condition, would become a default by ShoulderUp, Holdings or the Merger Subs, as applicable, under any Contract. None of ShoulderUp, Holdings or the Merger Subs have received any notice and does not have reason to believe that any party to a Contract intends to modify, amend or terminate such Contract.

Section 5.9 Permits; Compliance.

(a) Each of ShoulderUp, Holdings and the Merger Subs is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of ShoulderUp, Holdings and the Merger Subs to own, lease and operate its properties or to carry on its business as it is now being conducted (the “ShoulderUp Permits”), except where the failure to have such ShoulderUp Permits does not constitute a Material Adverse Effect on ShoulderUp, Holdings or the Merger Subs. No suspension or cancellation of any of the ShoulderUp Permits is pending or, to the knowledge of ShoulderUp, Holdings and the Merger Subs, as applicable, threatened. None of ShoulderUp, Holdings or the Merger Subs is in default, breach or violation of, any Permit, except, in each case, for any such defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a ShoulderUp Material Adverse Effect.

(b) None of ShoulderUp, Holdings or the Merger Subs is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to ShoulderUp, Holdings or the Merger Subs or by which any property or asset of ShoulderUp, Holdings or the Merger Subs is bound or affected, or (ii) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which ShoulderUp, Holdings or the Merger Subs are a party or by which ShoulderUp, Holdings or the Merger Subs or any property or asset of ShoulderUp, Holdings or the Merger Subs is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a ShoulderUp Material Adverse Effect.

Section 5.10 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) ShoulderUp has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 26, 2021, together with any amendments, restatements or supplements thereto (collectively, the “ShoulderUp SEC Reports”). ShoulderUp, Holdings and the Merger Subs have heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by ShoulderUp, Holdings and the Merger Subs with the SEC to all agreements, documents and other instruments that previously had been filed by ShoulderUp, Holdings and the Merger Subs with the SEC and are currently in effect. As of their respective dates, the ShoulderUp SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case, as in effect at the time they were filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of ShoulderUp has filed with the SEC on a timely basis all documents required with respect to ShoulderUp by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the ShoulderUp SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of ShoulderUp as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). ShoulderUp has no off-balance sheet arrangements that are not disclosed in the ShoulderUp SEC Reports. No financial statements other than those of ShoulderUp are required by GAAP to be included in the consolidated financial statements of ShoulderUp.

(c) Except as and to the extent set forth in the ShoulderUp SEC Reports, neither ShoulderUp, Holdings nor the Merger Subs has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of ShoulderUp’s, Holdings’ and Merger Sub’s business (collectively, “ShoulderUp Liabilities”).

(d) As of the Effective Time, Holdings will be in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) ShoulderUp has established and maintains, and Holdings will have established and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to ShoulderUp or Holdings, as applicable, and other material information required to be disclosed by ShoulderUp or Holdings, as applicable, in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ShoulderUp’s or Holdings’, as applicable, principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting ShoulderUp’s or Holdings’, as applicable, principal executive officer and principal financial officer to material information required to be included in ShoulderUp’s or Holdings’, as applicable, periodic reports required under the Exchange Act.

(f) There are no outstanding loans or other extensions of credit or reimbursement obligations made by ShoulderUp, Holdings or the Merger Subs to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ShoulderUp, Holdings or the Merger Subs or to Sponsor or Sponsor’s affiliates. Neither ShoulderUp nor Holdings nor the Merger Subs have taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither ShoulderUp nor Holdings nor the Merger Subs (including any employee thereof) nor ShoulderUp’s, Holdings’ or the Merger Subs’ independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by ShoulderUp, (ii) any fraud, whether or not material, that involves ShoulderUp’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by ShoulderUp, or (iii) any claim or allegation regarding any of the foregoing.

(h) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the ShoulderUp SEC Reports. To the knowledge of ShoulderUp or Holdings, none of the ShoulderUp SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.11 Absence of Certain Changes or Events. Since December 31, 2023, except as expressly contemplated by this Agreement, (a) ShoulderUp, Holdings and the Merger Subs have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) neither ShoulderUp nor Holdings nor the Merger Subs have sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets other than assignments or transfers in the ordinary course of business, (c) there has not been any ShoulderUp Material Adverse Effect, and (d) neither ShoulderUp nor Holdings nor the Merger Subs have taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

Section 5.12 Absence of Litigation. There is no, and since the date of its formation, there has been no, Action pending or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, threatened against ShoulderUp, Holdings or the Merger Subs, or any property or asset of ShoulderUp Holdings’ or the Merger Subs’, before any Governmental Authority. Neither ShoulderUp nor Holdings nor the Merger Subs, nor any material property or asset of ShoulderUp, Holdings or the Merger Subs is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.13 Board Approval; Vote Required.

(a) The ShoulderUp Board and the Holdings Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of ShoulderUp, Holdings and the Merger Subs and their stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of ShoulderUp and Holdings approve and adopt this Agreement and Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of ShoulderUp at the ShoulderUp Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of ShoulderUp or Holdings necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein is the affirmative vote of the holders of a majority of the outstanding shares of ShoulderUp Common Stock.

(c) The boards of directors of the Merger Subs, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Subs and their sole stockholder, (ii) approved this Agreement and the Mergers and declared their advisability, (iii) recommended that the sole stockholder of the Merger Subs approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of the Merger Subs.

(d) The only vote of the holders of any class or series of capital stock of the Merger Subs is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Merger Subs.

Section 5.14 Certain Business Practices. Since January 1, 2015, none of ShoulderUp, Holdings, or the Merger Subs, or, to ShoulderUp’s, Holdings’ or the Merger Subs’ knowledge, any directors or officers, agents or employees of ShoulderUp, Holdings, the Merger Subs or their predecessors has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anti-Corruption Laws. ShoulderUp, Holdings and the Merger Subs have adopted and maintain adequate policies, procedures, and controls to ensure that ShoulderUp, Holdings and the Merger Subs has complied and is in compliance with all applicable anti-bribery or Anti-Corruption Laws.

Section 5.15 Interested Party Transactions. Except as set forth on Section 5.15 of the ShoulderUp Disclosure Schedule, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, 5% or greater equityholder or other affiliate of ShoulderUp, Holdings or the Merger Subs has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that ShoulderUp, Holdings or the Merger Subs furnish or sell, or propose to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, ShoulderUp, Holdings or the Merger Subs, any goods or services; or (c) any Contractual or other arrangement with ShoulderUp, Holdings or the Merger Subs, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.15. ShoulderUp, Holdings and the Merger Subs have not, since April 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of ShoulderUp, Holdings or the Merger Subs, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.16 No Prior Operations of the Merger Subs and Holdings. The Merger Subs and Holdings were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.17 Brokers. Except as set forth on Schedule 5.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ShoulderUp, Holdings or the Merger Subs.

Section 5.18 ShoulderUp Trust Fund. As of the date of this Agreement, ShoulderUp has no less than $21,302,753.73 in the trust fund established by ShoulderUp for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 19, 2021, as amended, between ShoulderUp and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. ShoulderUp has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by ShoulderUp or the Trustee. There are no separate Contracts side letters or other understandings (whether written or unwritten, express or implied): (i) between ShoulderUp and the Trustee that would cause the description of the Trust Agreement in the ShoulderUp SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of ShoulderUp, that would entitle any person (other than stockholders of ShoulderUp who shall have elected to redeem their shares of ShoulderUp Common Stock pursuant to the ShoulderUp Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the ShoulderUp Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of ShoulderUp, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, ShoulderUp shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to ShoulderUp as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of ShoulderUp due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of ShoulderUp who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to ShoulderUp in connection with its efforts to effect the Mergers. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, ShoulderUp has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to ShoulderUp at the Effective Time.

Section 5.19 Employees. Other than any officers as described in the ShoulderUp SEC Reports, ShoulderUp, Holdings and the Merger Subs have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by ShoulderUp’s officers and directors in connection with activities on ShoulderUp’s behalf in an aggregate amount not in excess of the amount of cash held by ShoulderUp outside of the Trust Account, ShoulderUp and its Subsidiaries have no unsatisfied material liability with respect to any employee, officer or director. ShoulderUp, Holdings and the Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement.

Section 5.20 Taxes.

(a) ShoulderUp, Holdings and the Merger Subs (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that ShoulderUp, Holdings and the Merger Subs are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of ShoulderUp , Holdings and the Merger Subs, for any material Taxes of ShoulderUp, Holdings and the Merger Subs that have not been paid, whether or not shown as being due on any Tax Return.

(b) None of ShoulderUp, Holdings or the Merger Subs is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such Contract, arrangement or commitment other than a Contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) None of ShoulderUp, Holdings or the Merger Subs will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) None of ShoulderUp, Holdings or the Merger Subs has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which ShoulderUp was the common parent).

(e) None of ShoulderUp, Holdings or the Merger Subs has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (but excluding Contracts the primary purpose of which do not relate to Taxes), or otherwise.

(f) None of ShoulderUp, Holdings or the Merger Subs (i) has any request for a ruling in respect of Taxes pending between ShoulderUp and its Subsidiaries, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) ShoulderUp, Holdings and the Merger Subs have made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by ShoulderUp, Holdings and the Merger Subs, as applicable, for Tax years 2021 and 2022.

(h) None of ShoulderUp, Holdings or the Merger Subs has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) None of ShoulderUp, Holdings or the Merger Subs has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, has threatened to assert against ShoulderUp, Holdings or the Merger Subs any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax Liens upon any assets of ShoulderUp, Holdings or the Merger Subs except for Permitted Liens.

(l) None of ShoulderUp, Holdings or the Merger Subs has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of ShoulderUp, Holdings or the Merger Subs: (A) is, or has been, a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is, or has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Each of ShoulderUp and Holdings has, and has at all times been, treated as a corporation for all U.S. federal (and applicable state and local) Tax purposes.

Section 5.21 Listing. The issued and outstanding ShoulderUp Units, ShoulderUp Common Stock and ShoulderUp Warrants were delisted from the New York Stock Exchange on January 2, 2024. The issued and outstanding ShoulderUp Units are registered pursuant to Section 12(b) of the Exchange Act. The issued and outstanding shares of ShoulderUp Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the Effective Time, the Holdings Common Stock will be registered under the Exchange Act and will be listed for trading on NASDAQ. The issued and outstanding ShoulderUp Warrants are registered pursuant to Section 12(b) of the Exchange Act and, as of the Effective Time, the Holdings Warrants will be registered under the Exchange Act and will be listed for trading on NASDAQ. As of the date of this Agreement, there is no Action pending or, to the knowledge of ShoulderUp or Holdings, threatened in writing against ShoulderUp, Holdings or the Merger Subs by the SEC with respect to any intention by such entity to deregister the ShoulderUp Units, the shares of ShoulderUp Common Stock or ShoulderUp Warrants. None of ShoulderUp, Holdings or the Merger Subs or any of their affiliates have taken any action in an attempt to terminate the registration of the ShoulderUp Units, the shares of ShoulderUp Common Stock or the ShoulderUp Warrants.

Section 5.22 Investigation and Reliance. Each of ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. ShoulderUp, Holdings, ShoulderUp Merger Sub, SEI Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. None of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to ShoulderUp, Holdings or the Merger Subs or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions, data room or in any other form in expectation of the Transactions. Neither the Company nor any of its affiliates or their directors, officers, owners or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the ShoulderUp Disclosure Schedule), ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to any of ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub, nor any other person on behalf of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1(a) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless ShoulderUp shall otherwise consent in writing (which consent may be by email and shall not be unreasonably conditioned, withheld or delayed):

(1) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice;

(2) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and

(3) Company shall conduct its business in material compliance with applicable Law and to notify ShoulderUp immediately in the event that any of the representations contained herein ceases to be true and complete in all material respects.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1(b) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of ShoulderUp (which consent may be by email and shall not be unreasonably conditioned, withheld or delayed):

(1) amend or otherwise change its articles of incorporation or bylaws, except as expressly permitted hereunder;

(2) other than Permitted Financings, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (B) any material assets of the Company,

(3) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except in connection with a debt or equity financing, or in connection with the conversion of any SAFE Instrument or exercise of any options;

(4) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(5) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $50,000; or (B) incur any indebtedness for borrowed money in excess of $50,000 or issue any debt securities (other than Permitted Financings) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(6) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $100,000;

(7) amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP or applicable Law;

(8) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(9) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(10) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(11) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case, in a manner that is adverse to the Company except in the ordinary course of business;

(12) make any alterations or improvements to the Leased Real Property, or amend any written or oral agreements affecting the Leased Real Property;

(13) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(14) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.2 Conduct of Business by ShoulderUp, Holdings and the Merger Subs Pending the Mergers.

(a) ShoulderUp, Holdings and the Merger Subs agree that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.2(a) of the ShoulderUp Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent may be by email and shall not be unreasonably conditioned, withheld or delayed):

(1) ShoulderUp, Holdings and the Merger Subs shall conduct their business in the ordinary course of business and in a manner consistent with past practice;

(2) ShoulderUp, Holdings and the Merger Subs shall use their commercially reasonable efforts to preserve substantially intact the business organization of ShoulderUp, to keep available the services of the current officers, key employees and consultants of ShoulderUp and to preserve the current relationships of ShoulderUp with customers, suppliers and other persons with which ShoulderUp has significant business relations; and

(3) ShoulderUp, Holdings and the Merger Subs shall conduct their business in material compliance with applicable Law and notify the Company immediately in the event that any of the representations contained herein ceases to be true and complete in all material respects.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.2(b) of the ShoulderUp Disclosure Schedule attached hereto, and (3) as required by applicable Law (including any as may be requested or compelled by any Governmental Authority), neither ShoulderUp nor Holdings nor the Merger Subs shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent may be by email and shall not be unreasonably withheld, delayed or conditioned):

(1) amend or otherwise change the ShoulderUp Organizational Documents, the Holdings Organizational Documents or the Merger Sub Organizational Documents or form any direct or indirect subsidiary of ShoulderUp, other than Holdings or the Merger Subs;

(2) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the ShoulderUp Organizational Documents;

(3) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the ShoulderUp Common Stock, Holdings Common Stock, the Merger Subs Common Stock, Holdings Warrants or ShoulderUp Warrants except for redemptions from the Trust Fund that are required pursuant to the ShoulderUp Organizational Documents;

(4) other than PIPE Financings, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of ShoulderUp, Holdings or the Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of ShoulderUp, Holdings or the Merger Subs;

(5) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or all or a significant portion of the assets of such Person;

(6) sell or dispose of all or a significant portion of the assets of ShoulderUp, Holdings or the Merger Subs (including, without limitation, by merger, consolidation, or any other business combination) to any Person;

(7) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ShoulderUp, Holdings or the Merger Subs, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, including any working capital loan from the Sponsor or its affiliates;

(8) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(9) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(10) liquidate, dissolve, reorganize or otherwise wind up the business and operations of ShoulderUp, Holdings or the Merger Subs;

(11) amend the Trust Agreement or any other agreement related to the Trust Account;

(12) take any action or omit to take any action that would have a ShoulderUp Material Adverse Effect on either ShoulderUp, Holdings or the Merger Subs or any subsidiary or affiliate of either;

(13) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of ShoulderUp’s, Holdings’ or the Merger Subs’ material rights thereunder, in each case, in a manner that is adverse to ShoulderUp, Holdings or the Merger Subs; or

(14) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.3 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now, nor shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, in connection with or relating to this Agreement or the transactions contemplated hereby, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Released Claims”); provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against ShoulderUp, Holdings or the Merger Subs or any other person for legal relief against monies or other assets of ShoulderUp, Holdings or the Merger Subs held outside of the Trust Account (including any funds that have been released from the Trust Account and any asset that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the transaction contemplated hereby, including a claim for ShoulderUp, Holdings or the Merger Subs to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption rights of the public stockholders), or for fraud (the “Retained Claims”). The Company hereby irrevocably waives any Released Claims that the Company may have against the Trust Account now or in the future as a result of, or arising out of this Agreement or the transactions contemplated hereby and will not seek recourse against the Trust Account for any Released Claims; provided, however, that the Company does not waive any Retained Claims. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by ShoulderUp, Holdings and the Merger Subs and their respective affiliates to induce ShoulderUp, Holdings and the Merger Subs to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company under applicable law. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, ShoulderUp, Holdings or the Merger Subs shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event ShoulderUp, Holdings or the Merger Subs, as applicable, prevails in such action or proceeding.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company and ShoulderUp shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ShoulderUp, as applicable), and Holdings shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include the proxy statement or prospectus (the “Proxy Statement/Prospectus”) in connection with the registration under the Securities Act of the offer and sale of Holdings Common Stock and Holdings Warrants to be issued to all of the Company stockholders and all of the ShoulderUp stockholders pursuant to this Agreement and that will be used as a proxy statement to solicit proxies from ShoulderUp stockholders in connection with the ShoulderUp Stockholders Meeting. The Company, Holdings, the Merger Subs and ShoulderUp shall furnish all information concerning such party as ShoulderUp and the Company may reasonably request in connection with such actions and the preparation of the Registration Statement, and ShoulderUp shall make any revisions to the Registration Statement regarding such information as reasonably requested by the Company. Each such party each shall use their reasonable efforts to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, ShoulderUp and Holdings shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdings Common Stock or Holdings Warrants pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Registration Statement, ShoulderUp shall use reasonable best efforts to mail (or cause to be mailed) the Proxy Statement/Prospectus to the ShoulderUp stockholders. Each of ShoulderUp, Holdings and the Company shall furnish to the other parties all information concerning itself and its Subsidiaries, officers, directors, managers, stockholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, the Registration Statement (including the Proxy Statement/Prospectus), a current report of ShoulderUp on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of ShoulderUp, Holdings, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. hShoulderUp shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, ShoulderUp Organizational Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the ShoulderUp Stockholder Meeting, and the ShoulderUp Share Redemptions.

(b) No filing of, or amendment or supplement to the Registration Statement or any amendment or supplement to the Consent Solicitation Statement will be made by ShoulderUp, Holdings or the Company without the prior written approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). ShoulderUp, Holdings and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdings Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of ShoulderUp, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) ShoulderUp and Holdings represents that the information supplied by ShoulderUp or Holdings for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of ShoulderUp and Holdings, (iii) the time of the ShoulderUp Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to ShoulderUp, Holdings or the Merger Subs, or their respective officers or directors, should be discovered by ShoulderUp or Holdings which should be set forth in an amendment or a supplement to the Registration Statement, , the Proxy Statement/Prospectus, the Consent Solicitation Statement, and/or a current report of ShoulderUp on Form 8-K, ShoulderUp and Holdings shall promptly inform the Company. All documents that ShoulderUp or Holdings is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of ShoulderUp, (iii) the time of the ShoulderUp Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform ShoulderUp. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.2 ShoulderUp Stockholder’s Approval.

(a) ShoulderUp shall call and hold the ShoulderUp Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the ShoulderUp Proposals, and ShoulderUp shall use its reasonable best efforts to hold the ShoulderUp Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement/Prospectus is mailed to stockholders of ShoulderUp). ShoulderUp shall use its reasonable best efforts to obtain the approval and adoption of (A) this Agreement, the ShoulderUp Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) any other proposals as determined by ShoulderUp and Holdings to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the ShoulderUp Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “ShoulderUp Proposals”) at the ShoulderUp Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the ShoulderUp Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

(b) Promptly following the execution of this Agreement, Holdings shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, as the sole stockholder of the Merger Subs.

Section 7.3 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the written consent, in form and substance reasonably acceptable to ShoulderUp and Holdings, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the execution of this Agreement, and in any event within fifteen (15) days after the execution of this Agreement.

Section 7.4 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and ShoulderUp shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, directors and other key representatives to be mutually agreed to by the parties, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such existing information (without an obligation for the Company to develop or produce information that the Company does not already possess in the form requested) concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor ShoulderUp nor ShoulderUp’s subsidiaries shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law.

(b) All information obtained by the parties pursuant to this Section 7.4 shall be kept confidential in accordance with the confidentiality agreement, dated November 21, 2023 (the “Confidentiality Agreement”), between ShoulderUp and the Company (and as to Holdings and the Merger Subs, as if they were parties thereto).

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.5 Exclusivity. The Company hereby agrees that, unless sooner terminated pursuant to Section 9.1, for the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the Outside Date (the “Exclusivity Period”), that the Company will not, and the Company will cause its Representatives not to, directly or indirectly: (a) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (x) any sale of assets of the Company equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable (other than, in the case of a sale of assets by the Company in the ordinary course of business), (y) the issuance or acquisition of 20% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 20% or more of the combined voting power of the Company or (z) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 20% or more of the combined voting power of the Company, other than with ShoulderUp, Holdings the Merger Subs, and their Representatives (an “Acquisition Transaction”); (b) furnish or disclose any non-public information to any person or entity in connection with an Acquisition Transaction; (c) enter into any definitive agreement regarding an Acquisition Transaction; or (d) prepare or take any material steps in connection with consummating an initial public offering of any securities of the Company or any of its subsidiaries (or any successor of the Company or any of its affiliates), in each case, other than in connection with the consummation of the Transactions; provided, however, that the parties may mutually agree to extend the Exclusivity Period in writing. For the avoidance of doubt, the parties expressly acknowledge and agree that the Company’s ongoing efforts to raise additional working capital (whether by issuance of equity securities, debt securities (including convertible notes), SAFEs or using similar means) without effectuating a change of control prior to Closing, shall not constitute an Acquisition Transaction. The restrictions in this Section 7.5 shall not apply to Permitted Financings, PIPE Financings or any Line of Credit contemplated by this Agreement.

Section 7.6 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan for the Company Surviving Corporation with an initial award pool of Holdings Common Stock equal to 15% percent of the shares of Holdings Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) with an automatic annual increase of 2%, and which plan shall be effective at and after the Closing (the “Equity Plan”).

(b) Holdings shall, or shall cause the Company Surviving Corporation and each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Company Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan.

(c) The provisions of this Section 7.6 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, ShoulderUp, Holdings, the Company Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.7 Directors’ and Officers’ Indemnification.

(a) The articles of incorporation and bylaws of the Company Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) On the Closing Date, ShoulderUp and Holdings shall enter into customary indemnification agreements reasonably satisfactory to each of the Company, Holdings and ShoulderUp with the Initial Post-Closing PUBCO Directors and the post-Closing officers of the PUBCO and the Company Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(c) ShoulderUp and Holdings shall on and after the Closing Date, for a period of no less than six (6) years, maintain public company directors’ and officers’ liability insurance (“D&O Insurance”) with full, continuous prior acts coverage for pre-Closing acts, errors or omissions based on the status of ShoulderUp’s and the Company’s directors and officers; and the Company shall purchase and ShoulderUp and Holdings shall maintain public company D&O Insurance for post-Closing acts, errors, or omissions for as long as Holdings remains a public company. Such coverages shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under the Company’s respective D&O insurance just prior to Closing.

(d) On and after the Closing Date, for a period of no less than six (6) years, ShoulderUp and Holdings shall, with regard to pre-Closing acts, errors, omissions of ShoulderUp directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of ShoulderUp just prior to Closing.

Section 7.8 Notification of Certain Matters. The Company shall give prompt notice to ShoulderUp, and ShoulderUp and Holdings shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

Section 7.9 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review and approve in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of ShoulderUp and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of NASDAQ, each of ShoulderUp and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent may be by email); provided, however, that the foregoing shall not prevent or prohibit ShoulderUp or Holdings from making any filings or disclosures that ShoulderUp or Holdings, upon the advice of counsel, determines are required to be made under the Securities Act or Exchange Act or the rules or regulations of NASDAQ. Furthermore, nothing contained in this Section 7.10 shall prevent ShoulderUp, Holdings or the Company and/or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors, subject to the requirements of the Confidentiality Agreement; provided, however, that ShoulderUp and Holdings will inform such investor or prospective investor of the confidential nature of any such information that it discloses, obtain prior written assurances from such investor or prospective investor that it will be kept confidential by such investor or prospective investor and will use such information only for purposes of evaluating an investment in ShoulderUp and Holdings and shall cause each such investor or prospective investor to treat such information as confidential and proprietary in accordance with the Confidentiality Agreement.

Section 7.11 Tax Matters.

(a) Tax Treatment. Each of ShoulderUp, Holdings, the Merger Subs and the Company shall report the SPAC Merger and the Company Merger on all Tax Returns as constituting a transaction governed by Section 351 of the Code and shall use their respective commercially reasonable efforts to cause the Company Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Company Merger from qualifying, as a contribution to a controlled corporation within the meaning of Section 351 of the Code.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance or other similar Taxes or charges arising out of the Transactions shall be borne one hundred percent (100%) by ShoulderUp if and when due. The party primarily responsible under applicable Law will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.11(b), and the costs of preparing and making any such filing shall be borne one hundred percent (100%) by ShoulderUp if and when due.

(c) Tax Elections. Holdings agrees that neither it nor its affiliates (including, following the Closing, the SEI Surviving Corporation) will make an election under Section 338 of the Code (or any similar or corresponding election under state, local or foreign Tax Law), with respect to the Company Merger or otherwise with respect to the transactions contemplated by this Agreement.

Section 7.12 Stock Exchange Listing. ShoulderUp and Holdings will use reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on NASDAQ at Closing.

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), ShoulderUp hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, at its sole cost and expense. The parties hereto agree to use commercially reasonable efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably and without undue time or expense requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with ShoulderUp’s efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. ShoulderUp hereto further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 PCAOB Financial Statements; Balance Sheet; ShoulderUp Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to ShoulderUp and Holdings true and complete copies of (i) the audited financial statements of the Company for the twelve (12) month periods ended December 31, 2022 and December 31, 2023 not later than March 31, 2024, and (ii) the unaudited financial statements of the Company for the three month period ended April 30, 2024 and each completed quarterly period required to be included in the Proxy Statement or Registration Statement, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively, the “PCAOB Financial Statements”) not later than May 15, 2024. In addition, the Company shall use reasonable best efforts to deliver to ShoulderUp and Holdings true and complete copies of any additional reviewed financial statements of the Company for each completed quarterly period required to be included in any amendment or supplement to the Proxy Statement or Registration Statement or in the Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Effective Time (the “Super 8-K”) as requested by ShoulderUp or as soon as practicable prior to the due date for filing any such amendment or supplement or the due date for the Super 8-K.

(b) The Company shall use reasonable best efforts to provide to ShoulderUp by the fifteenth (15th) day of the following month, a true and complete copy of the unaudited balance sheet of the Company for the preceding month (each, an “Interim Monthly Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such month then ended (such financial statements, including the Interim Monthly Balance Sheet, the “Interim Monthly Financial Statements”).

(c) ShoulderUp shall provide to the Company (i) a copy of the Form 10-K for the fiscal year ending December 31, 2023 on or before April 5, 2024, and (ii) the Form 10-Q for the quarter ending March 31, 2024 and each subsequent quarter with five (5) days after such report is filed with the SEC. At the time such financials are provided and at the Effective Time, each such financial statement was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position, results of operations, and cash flows of ShoulderUp as of the date thereof and for the period indicated therein.

Section 7.15 Trust Account. As of the Effective Time, the obligations of ShoulderUp to dissolve or liquidate within a specified time period as contained in the A&R ShoulderUp Certificate of Incorporation will be terminated and ShoulderUp shall have no obligation whatsoever to dissolve and liquidate the assets of ShoulderUp and shall not dissolve and liquidate the assets of ShoulderUp or the Company by reason of the consummation of the SPAC Merger or otherwise, and no stockholder of ShoulderUp shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, ShoulderUp shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to ShoulderUp (to be held as available cash on the balance sheet of ShoulderUp, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Financing. ShoulderUp and Holdings shall use reasonable best efforts to consummate a PIPE Financing on the terms and satisfy all conditions to the PIPE Financing that are within its control. The Company shall use its reasonable best efforts to and shall use its reasonable best efforts to cause its Representatives to, cooperate with ShoulderUp, Holdings and their Representatives in connection with the matters specified in this Section 7.16, including, without limitation, to satisfy all conditions to the PIPE Financing that are within its control. If reasonably requested by the Company, ShoulderUp and Holdings shall, to the extent it has such rights under the applicable PIPE agreements, waive any breach of any representation, warranty, covenant or agreement of the applicable PIPE agreements by any PIPE investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the applicable PIPE agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (ii) subject to, and condition upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached, (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such applicable PIPE agreement with respect to such waiver. Any PIPE Financing shall be subject to approval by the Company (which approval shall not be unreasonably withheld) within 10 days of receipt of PIPE Financing terms; provided that, without limiting the forgoing, the Company shall not be required to approve PIPE Financing on terms that it reasonably believes are not market terms and, even if the PIPE Financing is deemed to be on market terms, the Company may still withhold approval if it reasonably believes such PIPE Financing would likely materially adversely effect the future business, financial condition, or results of operation of the Company. If the Company or its Representatives introduce ShoulderUp to any investor that participates in a PIPE Financing, then no investment banking or other fees shall be payable with respect to such portion of the PIPE Financing and ShoulderUp shall ensure that the engagement letter with Cohen & Company (or any successor banker) includes this covenant.

Section 7.17 Disclosure SchedulesSection 7.18. The Company shall deliver its Disclosure Schedules to this Agreement to ShoulderUp and Holdings on or before twenty (20) days after the date hereof. Upon receipt, ShoulderUp and Holdings shall have ten (10) days to review such Disclosure Schedules and based on information disclosed, to terminate this Agreement.

Article VIII
CONDITIONS TO THE MERGERS

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to ShoulderUp.

(b) ShoulderUp, Holdings and the Merger Subs Board and Stockholders’ Approval. The ShoulderUp Proposals shall have been approved and adopted by the requisite affirmative vote of the Board and stockholders of ShoulderUp, Holdings and the Merger Subs in accordance with the Proxy Statement, the DGCL, and the ShoulderUp Organizational Documents, the Holdings Organizational Documents and the Merger Sub Organizational Documents.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 4.5(a) of the Company Disclosure Schedule, and any other Schedule attached to this Agreement, shall have been received to the reasonable satisfaction of ShoulderUp and the Company (the “Company Consents”). For the avoidance of doubt, all consents, approvals, authorizations, exemptions, and waivers from Governmental Authorities that are required to enable the parties to consummate the transactions contemplated by this Agreement shall have been obtained, to the reasonable satisfaction of ShoulderUp.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of Holdings Common Stock shall be listed on NASDAQ as of the Closing Date.

(h) Holdings Board. The parties shall have caused the Initial Post-Closing PUBCO Directors to be designated as directors on the PUBCO Board.

Section 8.2 Conditions to the Obligations of ShoulderUp, Holdings and the Merger Subs. The obligations of ShoulderUp, Holdings and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.4 (Authority Relative to this Agreement), Section 4.5 (No Conflict; Required Filings and Consents), and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to ShoulderUp a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors by the Company, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f) Stockholder Support Agreement. The Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than ShoulderUp) shall have delivered, or cause to be delivered, to ShoulderUp copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, (1) ShoulderUp shall deliver to Holdings a properly executed certification that shares of ShoulderUp Common Stock and ShoulderUp Warrants are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Holdings with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations and (2) the Company shall deliver to Holdings a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Holdings with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) PCAOB Financial Statements. The Company shall have timely delivered to ShoulderUp the PCAOB Financial Statements.

(j) Termination of Certain Agreements. The Company shall deliver evidence of termination of the agreements set forth in Section 4.22 of the Company Disclosure Schedule.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the SEI Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of ShoulderUp, Holdings and the Merger Subs contained in Section 5.1 (Corporation Organization), Section 5.2 (Certificate of Incorporation and Bylaws), Section 5.4 (Authority Relative to This Agreement), Section 5.5 (No Conflict; Required Filings and Consents), and Section 5.17 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “ShoulderUp Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 5.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of ShoulderUp, Holdings and the Merger Subs contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “ShoulderUp Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a ShoulderUp Material Adverse Effect.

(b) Agreements and Covenants. ShoulderUp, Holdings and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. ShoulderUp shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of ShoulderUp, Holdings and the Merger Subs, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) Material Adverse Effect. No ShoulderUp Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. Holdings shall be listed on, and in compliance with requirements of, NASDAQ, and a supplemental listing shall have been filed with NASDAQ and effective as of the Closing Date, listing the shares constituting the Aggregate Merger Consideration.

(f) Minimum Proceeds. ShoulderUp shall have cash and cash equivalents in an aggregate amount not less than $6,000,000 including the cash available to ShoulderUp from the Trust Account (after any redemptions by the ShoulderUp stockholders and the payment of any Trust Account expenses) and the proceeds from the PIPE Financing, after deducting all Outstanding ShoulderUp Transaction Expenses, all Outstanding Company Transaction Expenses, and all Company Change of Control Payments (the “Minimum Proceeds”).

(g) Minimum Liabilities. ShoulderUp Liabilities shall not exceed $250,000 as of the Effective Time.

(h) Registration Rights and Lock-Up Agreement. ShoulderUp shall have delivered, or cause to be delivered, to the Company copies of the Registration Rights and Lock-Up Agreement duly executed by ShoulderUp.

(i) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect, and the Sponsor shall not have attempted to repudiate or disclaim any of its obligations thereunder.

(j) Employment Agreements. Employment agreements, in the form mutually agreeable to the parties, entered into between ShoulderUp and William Reny, Charles Maddox, Edmund Nabrotzky and Vijayan Nambiar effective as of the Closing, duly executed by ShoulderUp.

(k) No Actions. There shall be no outstanding, pending or threatened Actions against ShoulderUp or any Affiliate that would reasonably be expected to have a ShoulderUp Material Adverse Effect (or a material adverse effect on Holdings) or to prevent the timely consummation of the Transactions.

(l) Line of Credit. ShoulderUp or Holdings, as applicable, will close simultaneously with the Closing a line of credit (including an equity line of credit with respect to Holdings common stock) on customary terms of no less than $50,000,000 and no greater than $100,000,000 prior to the Effective Time, which shall not count towards the Minimum Proceeds.

(m) ShoulderUp Warrants. The ShoulderUp Warrants shall have been amended to remove the ability of the holders of the ShoulderUp Warrants to exercise on a cashless basis.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or ShoulderUp, as follows:

(a) by mutual written consent of ShoulderUp and the Company (which consent may be by email); or

(b) by either ShoulderUp or the Company if the Effective Time shall not have occurred prior to August 31, 2024 (the “Outside Date”); or

(c) by either ShoulderUp or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers; or

(d) by either ShoulderUp or the Company if any of the ShoulderUp Proposals shall fail to receive the requisite vote for approval at the ShoulderUp Stockholders’ Meeting (including any adjournments or postponements thereof) or by the requisite shareholders of Holdings or the Merger Subs; or

(e) by ShoulderUp if the Company shall have failed to deliver the Written Consent to ShoulderUp within five (5) days after the date of effectiveness of the Registration Statement; or

(f) by ShoulderUp upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) and 8.2(b) would not be satisfied (“Terminating Company Breach”); provided that ShoulderUp has not waived such Terminating Company Breach and ShoulderUp, Holdings and the Merger Subs are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, ShoulderUp may not terminate this Agreement under this Section 9.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by ShoulderUp to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ShoulderUp, Holdings or the Merger Subs set forth in this Agreement, or if any representation or warranty of ShoulderUp, Holdings or the Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) would not be satisfied (“Terminating ShoulderUp Breach”); provided that the Company has not waived such Terminating ShoulderUp Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating ShoulderUp Breach is curable by ShoulderUp, Holdings and the Merger Subs, the Company may not terminate this Agreement under this Section 9.1(g) for so long as ShoulderUp, Holdings and the Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to ShoulderUp; or

(h) by ShoulderUp if the PCAOB Financial Statements shall not have been delivered to ShoulderUp by the Company on or before May 15, 2024.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.2, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.3 Expenses. Except as set forth in this Section 9.3, or elsewhere in this Agreement, including, for the avoidance of doubt Section 3.5, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated. For the avoidance of doubt, the Company shall not pay any regulatory expenses (SEC, FINRA or other) if the Closing does not occur.

Section 9.4 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, (i) ShoulderUp may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of ShoulderUp, Holdings or the Merger Subs, (b) waive any inaccuracy in the representations and warranties of ShoulderUp, Holdings or the Merger Subs contained herein or in any document delivered by ShoulderUp, Holdings and/or the Merger Subs pursuant hereto and (c) waive compliance with any agreement of ShoulderUp, Holdings or the Merger Subs or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X
GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to ShoulderUp, Holdings or the Merger Subs:

ShoulderUp Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Attention: Phyllis Newhouse, Chief Executive Officer

Email: pnewhouse@xtremesolutions-inc.com

with a copy to:

DLA Piper LLP (US)

1201 W Peachtree St NE #2800

Atlanta, GA 30309

Attention: Gerry Williams

Email: gerry.williams@dlapiper.com

if to the Company:

SEE ID, Inc.

3301 N Buffalo, Suite 120

Las Vegas, NV 89129

Attention: Ed Nabrotzky, Chief Executive Officer

Email: ed@seeidinc.com

with a copy to:

Rice Reuther Sullivan & Carroll LLP

3800 Howard Hughes Pkwy

Suite 1200

Las Vegas, Nevada 89169

Attention: Krisanne Cunningham

Email: kcunningham@rrsc-law.com

Section 10.2 Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and, except in the case of Fraud, all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.4(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto (which consent may be by email).

Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

Section 10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 Attorney-Client Privilege Carve Out. Notwithstanding anything to the contrary herein, all communications that constitute attorney-client privileged information between the Company and Rice Reuther Sullivan & Carroll, LLP, Blais Halpert Tax Partners, LLP and/or Holland & Hart LLP (collectively, the “Law Firm”) in the course of the negotiation, documentation and consummation of the transaction contemplated herein shall not transfer with the books and records of the Company following the Closing. Accordingly, ShoulderUp, Holdings and the Merger Subs shall not have access to any such communications, or to the files of the Law Firm relating to such engagement. Notwithstanding the foregoing, in the event that a dispute arises between ShoulderUp, Holdings, the Merger Subs or the Company and a third party other than a Party after the Closing, the Company may assert the attorney client privilege to prevent disclosure of confidential communications by the Law Firm to such third party.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ShoulderUp Technology Acquisition Corp.

By:
Name:
Title:

CID Holdco, Inc.

By:
Name:
Title:

SEI Merger Sub, Inc.

By:
Name:
Title:

SHOULDERUP MERGER SUB, INC.

By:
Name:
Title:

SEE ID, INC.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

EXHIBIT A
Form of Amended and Restated Articles of Incorporation of the SPAC Surviving Corporation

Exhibit A

EXHIBIT B
Holdings Amended and Restated Certificate of Incorporation

Exhibit B

EXHIBIT B-2

Holdings Amended and Restated Bylaws

Exhibit B-2

EXHIBIT C

Amended and Restated Articles of Incorporation of the Company Surviving Corporation

Exhibit C

EXHIBIT D
Stockholder Support Agreement

Exhibit D

EXHIBIT E
Sponsor Support Agreement

Exhibit E

EXHIBIT F
Registration Rights and Lock-Up Agreement

Exhibit F

EXHIBIT G

Sponsor Letter Agreement

Exhibit G

Schedule 3.1(a)

Company Convertible Instruments Conversion

Schedule 3.1(a)

SCHEDULE 6.2
Conduct of Business by ShoulderUp, Holdings and the Merger Subs Pending the Mergers

Schedule 6.2

SCHEDULE 7.3
Key Company Stockholders

William Reny

Charles Maddox

Ed Nabrotzky

Jeff Anderson

Schedule 7.3